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                                                                    EXHIBIT 99.4

GRUBB & ELLIS
                                                                    NEWS RELEASE

FOR RELEASE AT 4:00 P.M. EASTERN TIME:

                                                Contact:        Robert J. Walner
                                                           Grubb & Ellis Company
                                                          847/390-8050, ext. 868


                  GRUBB & ELLIS ANNOUNCES ACQUISITION OF OPTION
                    TO RE-PURCHASE OUTSTANDING DEBT AND STOCK

     SAN FRANCISCO, Oct. 22, 1996 --- Grubb & Ellis Company, the nation's largest publicly traded commercial real estate services firm (NYSE: GBE), announced today that Warburg, Pincus Investors, L.P., its principal stockholder, has acquired all of the debt and warrants, and substantially all of the preferred stock in Grubb & Ellis currently held by The Prudential Insurance Company of America.

     Concurrently, New York-based Warburg, Pincus has granted Grubb & Ellis an option to acquire the securities that Warburg, Pincus is purchasing from Newark, N.J.-based Prudential.

     The terms of the purchase agreement between Warburg, Pincus and Prudential, and the option agreement between Warburg, Pincus and Grubb & Ellis, provide for a purchase price of $23 million to acquire $15 million of senior debt, $13 million of subordinated debt, warrants to purchase 350,000 shares of common stock and $13 million face amount of junior convertible preferred stock, convertible into approximately 13 percent of Grubb & Ellis common stock on a fully diluted basis.

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GRUBB & ELLIS---Add One


     Prudential will retain approximately a five percent equity interest in Grubb & Ellis. In connection with the grant of the option, Grubb & Ellis has extended the exercise periods for warrants held by Warburg, Pincus for four years and has agreed to pay Warburg, Pincus interest on the purchase price.

     Grubb & Ellis is currently pursuing financing to enable it to exercise the purchase option between itself and Warburg, Pincus before April 16, 1997.

     "This transaction provides Grubb & Ellis with the opportunity to reduce our debt, further improve our balance sheet and enhance our ability to grow our market share in an improving commercial real estate market," said Neil Young, president and CEO, Grubb & Ellis. "This transaction demonstrates the confidence Warburg, Pincus has in our company's future."

     "Grubb & Ellis is repositioning itself as one of only a few truly global commercial real estate service companies," added Joe F. Hanauer, chairman, Grubb & Ellis. "The Company's progress has given Warburg the confidence to further support our efforts to enhance our market position."

     Through its 87 offices in 60 cities and an expansive system of outreach affiliates, Grubb & Ellis services clients in every major American metropolitan area. The firm has nearly 3,500 associates. In 1995, Grubb & Ellis completed over 12,000 commercial real estate transactions valued in excess of $9 billion.

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